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                                                                    EXHIBIT 21.1

List of subsidiaries

        Name of subsidiary           Jurisdiction

Empire Resources Pacific Ltd.        Delaware
I.T.I. Innovative Technology, Ltd.   Israel
CompuPrint Ltd.                      Israel